Exhibit (a)(1)(D)

COMVERSE TECHNOLOGY, INC.

Notice of Designated Event and Offer to Purchase For Cash Any and All of the Outstanding:

Zero Yield Puttable Securities (ZYPSSM) Due May 15, 2023 (“Old ZYPS”)

(CUSIP Nos. 205862AK1* and 205862AL9*) (ISIN No. US205862AL98*)

and

New Zero Yield Puttable Securities (ZYPSSM) due May 15, 2023 (“New ZYPS”)

(CUSIP No. 205862AM7*) (ISIN No. US205862AM71*)

(The Old ZYPS and the New ZYPS are referred to herein collectively as the “ZYPS”)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON FRIDAY, MARCH 30, 2007, UNLESS THE OFFER IS EXTENDED BY COMVERSE TECHNOLOGY, INC. IN ITS SOLE DISCRETION OR PURSUANT TO A REQUIREMENT OF APPLICABLE LAW, OR TERMINATED BY COMVERSE TECHNOLOGY, INC. PURSUANT TO A REQUIREMENT OF APPLICABLE LAW (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, REFERRED TO AS THE “EXPIRATION TIME”). COMVERSE TECHNOLOGY, INC. MAY EXTEND THE OFFER PERIOD, SUBJECT TO THE REQUIREMENTS DESCRIBED HEREIN. HOLDERS MUST TENDER THEIR SECURITIES IN THE MANNER DESCRIBED BELOW ON OR PRIOR TO THE EXPIRATION TIME TO RECEIVE THE PURCHASE PRICE. SECURITIES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

March 2, 2007

TO OUR CLIENTS:

Enclosed for your consideration is the Notice of Designated Event and Offer to Purchase for Cash, dated March 2, 2007 (the “Offer to Purchase”), and a related letter of transmittal (the “Letter of Transmittal” which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Comverse Technology, Inc., a New York corporation (“Comverse”), to purchase for cash all of its outstanding Zero Yield Puttable Securities (ZYPSSM) Due May 15, 2023 (the “Old ZYPS”) and New Zero Yield Puttable Securities (ZYPSSM) Due May 15, 2023 (the “New ZYPS” and collectively with the Old ZYPS, the “ZYPS”) upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. Only ZYPS validly tendered and not properly withdrawn will be purchased.

A TENDER OF YOUR ZYPS CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR ZYPS HELD BY US FOR YOUR ACCOUNT. YOU WILL NOT BE ABLE TO TENDER YOUR ZYPS BY NOTICE OF GUARANTEED DELIVERY. IN ORDER TO PARTICIPATE IN THE OFFER, YOU MUST TENDER YOUR ZYPS BY THE EXPIRATION TIME.

Accordingly, please use the attached Instruction Form to instruct us as to whether you wish us to tender any or all of the ZYPS we hold for your account on the terms and subject to the conditions of the Offer.

We call your attention to the following:

1.	The Offer and your withdrawal rights will expire at 5:00 pm, New York City time, on Friday, March 30, 2007, unless Comverse extends the Offer.

2.	Comverse is offering to purchase all of its outstanding ZYPS at a purchase price of $1,000 per $1,000 principal amount.

*	No representation is made as to the accuracy of any CUSIP or ISIN numbers.

3.	None of Comverse (or its management or board of directors), the Information Agent, the Depositary or their respective affiliates makes any recommendation to any holder of any of the ZYPS as to whether to tender any such ZYPS. Comverse has not authorized any person to make any such recommendation. You should carefully evaluate all information in the Offer, consult your own investment and tax advisors, and make your own decisions about whether to tender such ZYPS and, if so, how many ZYPS to tender.

4.	If you wish to have us tender any or all of your ZYPS, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your ZYPS, we will tender all such ZYPS unless you specify otherwise on the attached Instruction Form.

IF YOU WISH TO HAVE US TENDER ANY OR ALL OF YOUR ZYPS, PLEASE FORWARD YOUR INSTRUCTION FORM TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR ZYPS ON YOUR BEHALF PRIOR TO THE EXPIRATION TIME OF THE OFFER.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ZYPS residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Instruction Form

By signing this instruction form you acknowledge receipt of our letter and the enclosed Offer to Purchase and the Letter of Transmittal in connection with the Offer by Comverse to purchase the ZYPS in such amount and for such price as is described in the Offer to Purchase. The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal, which, as each may be amended or supplemented from time to time, together constitute the Offer.

This will instruct us to tender to Comverse on your behalf the aggregate principal amount of the ZYPS indicated below (or if no number is indicated below, all ZYPS) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the Offer.

Aggregate principal amount to be tendered (fill in amount):

$

of its Zero Yield Puttable Securities (ZYPSSM) Due May 15, 2023

Aggregate principal amount to be tendered (fill in amount):

$

of its New Zero Yield Puttable Securities (ZYPSSM) Due May 15, 2023

The method of delivery of this document is at the option and risk of the tendering owner of the ZYPS. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

PLEASE SIGN HERE

Name (s):

Signature(s):

Printed Name (if signatory is not the beneficial owner):

Title or Capacity (if signatory is not the beneficial owner):

Address:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

Date Executed:

THIS FORM MUST BE RETURNED TO THE BENEFICIAL OWNER’S BANK OR BROKER, AND NOT TO THE DEPOSITARY, WITH SUFFICIENT TIME FOR THE BENEFICIAL OWNER’S BANK OR BROKER TO INSTRUCT THE DEPOSITARY TO EXECUTE THE ABOVE TRANSACTIONS PRIOR TO THE EXPIRATION TIME.